FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:          December 31, 2001
                                            Estimated average burden
                                            hours per response .............0.5
                                           ------------------------------------


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

(Print or Type Responses)

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

-------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*

      Sager, Jr.                     Edward                          F.
     --------------------------------------------------------------------
     (Last)                          (First)                      (Middle)


                              570 Nottingham Drive
     --------------------------------------------------------------------
                                    (Street)

     Yardley                           PA                          19067
     --------------------------------------------------------------------
     (City)                         (State)                       (Zip)


-------------------------------------------------------------------------------
 2. Issuer Name and Ticker or Trading Symbol

                        ConMat Technologies, Inc. (CNMT)
-------------------------------------------------------------------------------
 3. IRS Identification Number
    of Reporting Person, if an Entity (Voluntary)
-------------------------------------------------------------------------------
 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
    April, 2002                        |
-------------------------------------------------------------------------------
 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [  X  ]  Director                    [  X  ]  10% Owner

        [  X  ]  Officer                     [     ]  Other (specify below)
                 (give title below)

-------------------------------------------------------------------------------
 7. Individual or Joint/Group Filing (check applicable line)

     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---

-------------------------------------------------------------------------------
TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security              |  2. Transaction Date      | 3. Transaction Code     | 4. Securities Acquired (A) or Disposed
   (Instr. 3)                     |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 and 5)
                                  |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                  |                           | Code       |     V      |      Amount    |   (A) or|     Price
                                  |                           |            |            |                |   (D)   |
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock                     |     4/26/02               |   P        |            |     200,825    |    A    |     $0.04
-----------------------------------------------------------------------------------------------------------------------------------
                                  |                           |            |            |
-----------------------------------------------------------------------------------------------------------------------------------
                                  |                           |            |            |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security              | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                     |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                  |    End of Month           |    Indirect (I)         |
                                  |    (Instr. 3 and 4)       |    (Instr. 4)           |
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock                     |       200,825             |         D               |
-----------------------------------------------------------------------------------------------------------------------------------
                                  |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                  |                           |                         |
===================================================================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                     (Over)

-------------------------------------------------------------------------------
TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 and 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         | Code  |  V     |     (A)     |    (D)
-----------------------------------------------------------------------------------------------------------------------------------
Warrant                          |         $3.00             |         12/8/98         |  A    |        |     22,500  |
-----------------------------------------------------------------------------------------------------------------------------------
Warrant                          |         $3.00             |         12/8/98         |  A    |        |    166,667  |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 and 4)       |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
Warrant                          |  12/8/98      |   12/31/05   |  Common Stock  |     22,500          |         (1)
-----------------------------------------------------------------------------------------------------------------------------------
Warrant                          |  12/8/98      |   12/31/05   |  Common Stock  |    166,667          |         (1)
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security, Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
Warrant                          |           22,500             |               D                      |
-----------------------------------------------------------------------------------------------------------------------------------
Warrant                          |          166,667             |               I                      |  By ownership interest in
                                 |                              |                                      |  Mentor Special Situation
                                 |                              |                                      |  Fund, L.P.
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
===================================================================================================================================

Explanation of Responses:

(1) Both warrants were issued in connection with the acquisition by Mentor Special Situation Fund, L.P. ("Mentor") of 166,667 shares of the Issuer's Series B Preferred Stock. The Reporting Person is a general partner of Mentor Partners which is the general partner of Mentor.




                                /s/ Edward F. Sager, Jr.            May 10, 2002
                                ---------------------------------  -------------
                                **  Signature of Reporting Person      Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                       Page 2